For More Information Contact:

Investor Relations
Rick Etskovitz, Chief Financial Officer
Astea International Inc.
215-682-2500
retskovitz@astea.com

FOR IMMEDIATE RELEASE:

Astea Reports Second Quarter 2008 Results

Horsham, PA, August 14, 2008—Astea International Inc. (NASDAQ:ATEA), a global provider of service management solutions, today released financial results for the second quarter of 2008.

For the second quarter ended June 30, 2008, Astea reported revenues of $5.5 million compared to revenues of $6.9 million for the same period in 2007. Net loss for the second quarter was $2.1 million or ($.60) per share, compared to a net loss of $.3 million or ($.08) per share for the same period in 2007. License revenues were $.4 million compared to $1.3 million in 2007. Total service and maintenance revenues were $5.1 million compared to $5.6 million in 2007. Due to the effects of the restatements announced last year and earlier this year, quarter to quarter comparisons may not be an effective gauge of the trend in Astea’s performance, and reference should be made to the relevant quarterly and annual filings for further detail.

“Although Q2 results weren’t in line with what we anticipated, we remain confident in the strength of our products, people and ability to successfully execute on the current pipeline opportunities that we are actively pursuing. In addition, we remain relentless in our demand generation efforts and our pursuit to continue building additional pipeline opportunities. We see significant opportunities across all geographies and are confident in our market position given our unique products and the demonstrable value we provide to our global customer base,” stated Zack Bergreen, Chairman and CEO, Astea International. “Despite the challenging and complex sales process, we still have high levels of activity in both sales and professional services. As a result of the significant deals we have closed in recent quarters, in conjunction with many of our existing customers upgrading to our latest software release, we are very busy with more than 20 active global professional services engagements which will continue to fuel our healthy service revenues. Additionally, we are and have been aggressively pursuing our existing install base for cross-selling revenue opportunities as our customers upgrade to the latest release and express a strong interest in expanding functionality with new add-on modules as well as adding additional users.”

SECOND QUARTER HIGHLIGHTS

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The quarter included new customers such as a leading global provider of end-to-end business solutions for the extended retail marketplace focusing on the general and convenience retailing, fast-moving consumer goods and leisure, food & beverage markets, as well as additional licenses to existing customers, for both the Astea Alliance and FieldCentrix solutions, as they expand configurations and deploy additional users.

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Actively engaged in numerous new customer implementations. Many are large scale deployments of the complete Astea solution, encompassing our back office, mobility, and scheduling optimization. Commencing next month and through the end of the year, Astea has five of these major enterprise deployments scheduled to go live, with total planned user counts in excess of 5,000.

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Recently signed a reseller and implementation partnering agreement with L&T Infotech, a global IT services and solutions provider, which is a division of Larsen & Toubro (L&T), a technology, engineering, manufacturing and construction conglomerate, with global operations. L&T Infotech will provide Astea with global implementation resources, especially in certain countries where Astea does not have a local presence. Additionally, Astea and L&T Infotech will execute joint sales and marketing projects to generate revenue opportunities among each company’s respective customer bases as well new customer acquisition plans.

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Held global users’ conference, where Astea unveiled its latest product innovations, offered technical sessions, hands-on training, best practice workshops, product demonstrations, and special interest group meetings as well as unique peer networking opportunities, all geared to ensuring their customers continue to optimize, maximize and drive results from their solutions.

Astea will host a conference call that will be broadcast live over the Internet on August 15, 2008 at 11:00 AM EDT to discuss the Company's first quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International (NASDAQ: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry’s leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC, gaming/leisure, imaging, industrial equipment, and medical devices.

www.astea.com. Service Smart. Enterprise Proven.
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© 2008 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

This press release contains forward-looking statements and expectations of future results that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea’s products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company’s financial results are included at length in the Company’s Form 10-K for the fiscal year ended December 31, 2007, as supplemented in the 10-Q for the Quarter ended June 30, 2008 as filed with the Securities and Exchange Commission.